Contact:	David K. Johnson – President & CEO Mark D. Freeman – EVP & CFO 360.475.9374

NEWS RELEASE

WSB FINANCIAL GROUP, INC.

BREMERTON, WA – September 21, 2007 – WSB Financial Group Inc., the parent company for Westsound Bank and Mortgage announced today that due to a reduction in mortgage demand, and the uncertainty and elimination of various secondary marketing conduits, it is eliminating 33 jobs in its mortgage division.  Jobs in administration, origination, production and servicing are affected.

In conjunction with the foregoing, Brett Green, Executive Vice President of Sales and Lending, is leaving the company to pursue the formation of an independent mortgage lending operation.

ABOUT WSB FINANCIAL GROUP, INC

WSB Financial Group, Inc., based out of Bremerton, Washington, is the holding company for Westsound Bank and Mortgage. The company was founded in 1999, and currently operates nine full service locations and one loan production office, all located within 6 contiguous counties within Western Washington. Our website is www.westsoundbank.com.

This news release may contains “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,” “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filing with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) success of the Company’s expansion efforts. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.